Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 o: 650.493.9300 f: 650.493.6811

January 21, 2026

ALX Oncology Holdings Inc.

323 Allerton Avenue

South San Francisco, California 94080

Re: Registration Statement on Form S‑8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by ALX Oncology Holdings Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about the date hereof, relating to the registration under the Securities Act of 1933, as amended (the “Act”), of (i) 2,175,521 shares of common stock, par value $0.001 per share (“Common Stock”), reserved for issuance pursuant to the Company’s Amended and Restated 2020 Equity Incentive Plan, (ii) 543,880 shares of Common Stock reserved for issuance pursuant to the Company’s 2020 Employee Stock Purchase Plan, as amended and (iii) 1,300,000 shares of Common Stock reserved for issuance pursuant to the Company’s 2025 Inducement Equity Incentive Plan, as amended (which plans are referred to herein as the “Plans” and which shares of Common Stock are referred to herein as the “Shares”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.